Exhibit 10.1

SIRVA, Inc. Directors Compensation Policy
Established Under the SIRVA, Inc. Omnibus Stock Incentive Plan

Amended and Restated as of October 1, 2007

•	Compensation Generally. For each full calendar year of participation on the Board of Directors (the “Board”) of SIRVA, Inc. (the “Company”), an Eligible Director will receive

	(i)	“Base Compensation” of Forty Thousand Dollars ($40,000) per year, payable quarterly in arrears in cash; and

	(ii)	“Additional Compensation” of

		a.	if such Eligible Director is also the chairperson of the Board, Four Hundred Thousand Dollars ($400,000) per year, payable as set forth below quarterly in arrears,

		b.	if such Eligible Director is also the Vice Chairperson of the Board, Two Hundred and Fifty Thousand Dollars ($250,000) per year, payable as set forth below quarterly in arrears,

		c.	if such Eligible Director is also the chairperson of the Audit Committee, Twenty-Five Thousand Dollars ($25,000) per year, payable as set forth below annually in arrears,

		d.	if such Eligible Director is also the chairperson of the Finance Committee, Fifteen Thousand Dollars ($15,000) per year, payable as set forth below annually in arrears,

e.

if such Eligible Director is also the chairperson of the Compensation Committee, the Nominating and Governance Committee (such committees, the “Existing Committees”) or any other committee established by the Board  if the Nominating and Governance Committee recommends and the Board approves such fee (and meeting fees, as described below) (each, a “New Committee”) Ten Thousand Dollars ($10,000) per year, payable as set forth below annually in arrears, and

f.

At meetings for which minutes are prepared and submitted to the Secretary of the Company for inclusion in its minute book, (a) One Thousand Five Hundred Dollars ($1,500) per Board, Audit Committee, Finance Committee and Existing Committee (and any New Committee) meeting for participation in person and (b) Seven Hundred Fifty Dollars ($750) per Board, Audit Committee, Finance Committee and Existing Committee (and any New Committee) meeting for participation by telephone or other similar means, in each case, payable as set forth below quarterly in arrears following such submission.

Any Additional Compensation that an Eligible Director receives under this Policy shall be paid in cash as soon as reasonably practicable after the close of the applicable period.

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Definition of Eligible Director.  For purposes of this Policy, an “Eligible Director” shall mean a director of the Company (i) who is neither an officer nor an employee of the Company, (ii) if a consulting agreement with Clayton Dubilier & Rice, Inc. (“CD&R”) or one of its affiliates is then in effect, who is not an employee of CD&R, and (iii) in each case, who is not serving as a director of the Company at the request of his or her employer.

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Partial Year Service.  In the event that an Eligible Director’s service to the Board or any committee commences or terminates after the beginning of a calendar year, such Eligible Director will only be entitled to receive a pro rata portion of his or her annual compensation under this Policy, based on the number of days served during the applicable calendar year.

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Certain Amendments.  Notwithstanding anything to the contrary contained in the Plan or this Policy, the Board may amend (such amendment to have the minimum economic effect necessary, as determined by the Board in its sole discretion) this Policy in such a manner as may be necessary or appropriate to avoid having this Policy become subject to the penalty provisions of section 409A of the Code.